                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

       THIS AGREEMENT is made as of the 31st day of March, 1998 by and between SYKES HEALTHPLAN SERVICES, INC., a Florida corporation (the "Company"), and Suzanne D. Kelly (the "Executive").

                              W I T N E S S E T H :

       WHEREAS, the Company desires to assure itself of the Executive's continued employment in an executive capacity; and

       WHEREAS, the Executive desires to be employed by the Company and/or its subsidiaries on the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereto covenant and agree as follows:

       1. EMPLOYMENT AND DUTIES. Subject to the terms and conditions of this Agreement, the Company shall employ the Executive during the Term (as hereinafter defined) as an Officer of the Company at a senior officer level and will retain his current position and title with Health International, Inc. which will be a subsidiary of the Company and in such other management capacities as may be assigned, from time to time, by the Company. The Executive accepts such employment and agrees to devote his best efforts and entire business time, skill, labor and attention to the performance of such duties. The Executive agrees to provide promptly a description of any other commercial duties or pursuits engaged in by the Executive to the Company's Board of Directors. If the Board of Directors determines, in good faith, that such activities conflict with the Executive's performance of his duties hereunder, the Executive shall promptly cease such activities to the extent and as directed by the Board of Directors. It is acknowledged and agreed that such description shall be made regarding any such activities in which the Executive owns more than 10% of the ownership of the organization or which may be in violation of Section 5 hereof, and that the failure of the Executive to provide any such description shall enable the Company to terminate the Executive for Cause (as provided in Section 6(c) hereof). The Company agrees to hold any such information provided by the Executive confidential and not disclose the same to any person other than a person to whom disclosure is reasonably necessary or appropriate in light of the circumstances. In addition, the Executive agrees to serve without additional compensation if elected or appointed to any office or position, including as a director of the Company or and subsidiary or affiliate of the Company; provided, however, that the Executive shall be entitled to receive such benefits and additional compensation, if any, that is paid to executive officers of the Company in connection with such service.

       2. TERM. Subject to the terms and conditions of this Agreement, including but not limited to the provisions for termination set forth in Section 6 hereof, the employment of the

Executive under this Agreement shall commence on the date hereof and shall continue through and including the close of business on the anniversary date hereof as set forth on Exhibit A attached hereto and incorporated herein (such term shall herein be defined as the "Term").

       3. COMPENSATION.

          (a) Base Salary and Bonus. As compensation for the Executive's services under this Agreement, the Executive shall receive, and the Company shall pay, a weekly base salary set forth on Exhibit A. Such base salary may be increased, but not decreased, during the Term, in the Company's discretion, based upon the Executive's performance and any other factors the Company deems relevant. Such base salary shall be payable in accordance with the policy then prevailing for the Company's executives.

          (b) Payments. All amounts paid pursuant to this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, state and local income tax, if any, and comparable laws and regulations.

          (c) Other Benefits. The Executive shall be reimbursed by the Company for all reasonable and customary travel and other business expenses incurred by the Executive in the performance of the Executive's duties hereunder in accordance with the Company's standard policy regarding expense verification practices. The Executive shall be entitled to that number of weeks paid vacation per year that is available to other executive officers of the Company in accordance with the Company's standard policy regarding vacations and such other fringe benefits as are set forth on Exhibit A, and shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other employee benefits plans, if any, which the Company may from time to time make available to its executive officers generally.

       4. CONFIDENTIAL INFORMATION.

          (a) The Executive has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of the Company, including without limitation confidential information with respect to the Company's customer lists, business methodology, processes, production methods and techniques, promotional materials and information, and other similar matters treated by the Company as confidential (the "Confidential Information"). Accordingly, the Executive covenants and agrees that during the Executive's employment by the Company (whether during the Term hereof or otherwise) and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive's duties hereunder, any Confidential Information obtained by the Executive while in the employ of the company.

          (b) The Executive agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company's operations or business, some of which may be prepared by the Executive, and all objects associated therewith in any way obtained by the Executive shall be the Company's property. This shall include, but is not limited to, documents and objects concerning any customer lists, contracts, price lists, manuals, mailing lists, advertising materials, and all other materials and records of any kind that may be in the Executive's possession or under the Executive's control. The Executive shall not, except for the Company's use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company's facilities, nor use any information concerning them except for the Company's benefit, either during the Executive's employment or thereafter. The Executive covenants and agrees that the Executive will deliver all of the aforementioned documents and objects, if any, that may be in the Executive's possession to the Company upon termination of the Executive's employment, or at any other time at the Company's request.

       5. COVENANT NOT TO COMPETE.

          (a) The Executive covenants and agrees that during the Executive's employment by the Company (whether during the Term hereof or otherwise), and thereafter for the period of time set forth on Exhibit A following the termination of the Executive's employment with the Company, the Executive will not:

              (i) directly or indirectly engage in, continue in or carry on the business of the Company, including owning or controlling any financial interest in, any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereof;

              (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Company in any aspect of the Company's business during the Executive's employment with the Company, including, but not limited to: advertising or otherwise endorsing the products of any such competitor; soliciting customers or employing employees of the Company; or otherwise serving as an intermediary for any such competitor; or loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction whether or not on an arms' length basis with any such competitor; or

              (iii) engage in any practice the purpose of which is to evade the provisions of this Agreement or willfully commit any act which is detrimental to the successful continuation of, or which adversely affects, the business or the Company;

provided, however, that the foregoing shall not preclude the Executive's ownership of not more than 2% of the equity securities of a corporation which has such securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

          (b) The Executive agrees that the geographic scope of this covenant not to compete shall extend to the geographic area where the Company's customers conduct business at any time during the Term of this Agreement. For purposes of this Agreement, "customers" means any person or entity to which the Company provides or has provided within a period of one (1) year prior to the Executive's termination of employment labor, materials or services for the furtherance of such entity or person's business or any person or entity that within such period of one (1) year the Company has pursued for the purposes of obtaining business for the Company.

          (c) In the event of any breach of this covenant not to compete, the Executive recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 5. It is further acknowledged and agreed that the existence of any claim or cause of action on the part of the Executive against the Company, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of this covenant not to compete, and the duration of this covenant not to compete shall be extended in an amount which equals the time period during which the Executive is or has been in violation of this covenant not to compete.

          (d) In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent necessary to render it enforceable.

       6. TERMINATION.

          (a) Death. The Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, during the Term, the Executive becomes physically or mentally disabled in accordance with the terms and conditions of any disability insurance policy covering the Executive or, if due to such physical or mental disability, the Executive becomes unable for a period of more than six
(6) consecutive months to perform his duties hereunder on substantially a full-time basis as determined by the Company in its sole reasonable discretion, the Company may, at its option, terminate the Executive's employment hereunder upon not less than 30 days' written notice.

          (c) Cause. The Company may terminate the Executive's employment hereunder for Cause effective immediately upon notice. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder: (i) if the Executive is convicted of a class one or serious felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (ii) for the Executive's violation of Section 5 of this Agreement;

(iii) use of illegal drugs; (iv) insobriety by the Executive while performing his or her duties hereunder; and (v) if the Executive is adjudicated by a binding and final judgment, order or decree of a court of competent jurisdiction to have committed any act of theft, dishonesty or falsification of reports, records or information submitted by the Executive to the Company.

          (d) Severance Payment. If the Executive is terminated by the Company for Cause as defined in subparagraph (c) above or dies, the Executive shall not be entitled to any further payments after the date of such termination or death, including but not limited to any Severance Payment; however, in the event of a termination pursuant to Section 6(c)(v), Executive shall be paid his salary and benefits up to the date of the adjudication as set forth therein. If the Executive (i) is terminated by the Company for any reason other than Cause, (ii) becomes disabled and is still able to perform Executive's duties, or (iii) terminates employment voluntarily, the Executive's salary, bonus and benefits (other than in the case of death or disability the right of Executive to any disability payments or death payments due under policies in existence at the date of such termination) hereunder will terminate as of the termination of employment; however, Executive shall be entitled to receive the monthly Severance Payment specified on Exhibit A which shall be payable for each month after such termination during which Executive is subject to the Non-Compete provision specified in Section 5 hereof and Executive shall be paid any bonus and salary earned as of the date of such termination. The full amount of the Severance Payment shall initially be guaranteed by a letter of credit (the "First Letter of Credit") issued in favor of the Executive by NationsBank, N.A. with the amount thereof declining as payments are made hereunder. The First Letter of Credit shall be non-cancelable for a period of three (3) years. Within fifteen (15) days from the expiration date of the First Letter of Credit, the Company shall cause a second letter of credit to be issued in favor of the Executive to guarantee the remaining balance of the Severance Payment due during the remaining term of this Agreement (the "Second Letter of Credit"). The Second Letter of Credit shall be non-cancelable for a period of two (2) years. The Executive shall be entitled to draw under the First or Second Letter of Credit, as the case may be, upon any default in the Company's obligation to make a Severance Payment and this Agreement shall be deemed to be in default and the Executive shall be further entitled to draw under the Letter of Credit if a notice of cancellation is issued thereunder and the letter of credit is not replaced prior to fifteen (15) days before the effective date of such cancellation.

       7. RESOLUTION OF DISPUTES

          (a) Arbitration. Any dispute, controversy or claim arising out of or relating to this Employment Agreement shall be settled by binding arbitration held in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 7. Notwithstanding the foregoing, the Company may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Executive under Section 5 (covenant not to compete) of this Employment Agreement.

          (b) Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall not appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of one neutral arbitrator to be mutually agreed upon by the parties; otherwise, the panel shall be comprised of three neutral arbitrators of whom one shall be selected by each party within twenty (20) days, and a third arbitrator shall be selected by these two selected arbitrators. If one of the parties fails to timely select an arbitrator, the arbitrator that was timely selected shall be the sole arbitrator. If neither party timely selects an arbitrator, the first arbitrator selected thereafter shall be the sole arbitrator, no others being appointed. Where each of the parties timely selects an arbitrator, said arbitrators will have ten (10) days from the end of the twenty (20) -day period to select the third arbitrator. In the event the arbitrators are unable to timely agree on the third arbitrator, either party may petition any official of the American Arbitration Association for appointment of the third arbitrator and the parties agree to accept any arbitrator appointed by such official subject to the limitations hereof. Arbitrators must be reasonably independent of the parties and their principals. Persons who are hereby expressly disqualified to serve as arbitrators are principals of the parties, relatives of said principals, employees of the parties or said principals, persons not residing within 100 miles of the site of the arbitration, attorneys, accountants, and other business persons who have professional or business relationships with the parties or said principals.

          (c) Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances, provided that any party shall be entitled to reasonable production of documents and not less than (i) 16 hours of deposition examination and 20 written interrogatories if the matter in controversy (exclusive of attorneys' fees and costs) is $500,000 or less; and (ii) 24 hours of deposition examination and 40 written interrogatories if the matter in controversy (exclusive of attorneys' fees and costs) exceeds $500,000. The arbitrators shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process. The privileges, including, without limitation, the attorney-client privilege, shall apply in arbitration.

          (d) Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

          (e) Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Each party hereby submits to the in personam jurisdiction of the Federal and State courts in Hillsborough County, Florida for the purpose of confirming such award and entering judgment thereon.

          (f) Confidentiality. All proceedings under this Article 13 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

          (g) Continued Performance. The fact that the dispute resolution procedures specified in this Section 7 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

          (h) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 7 are pending. The parties will take such action, if any, required to effectuate such tolling.

          (i) Expenses of Arbitration. Except as otherwise may be provided in this Agreement, the expenses of arbitration will be borne equally the parties, provided that each party will bear the cost of its own experts, evidence and attorneys' fees, except that, in the discretion of the arbitrators, any award in arbitration may include attorneys' fees if the arbitrators expressly determine that the party against whom such an award is entered has caused the dispute to be submitted to arbitration in bad faith or as a dilatory tactic. No arbitration will be commenced after the date when institution of legal or equitable proceedings based upon the same subject matter would be barred by the applicable statute of limitations.

       8. INDEMNIFICATION AND LIABILITY COVERAGE. For the period of Executive's employment and for five years after the termination of Executive's employment, the Executive shall be entitled to be covered by, and after termination of employment shall remain covered by the indemnification rights and the liability insurance coverage in effect from time to time during Executive's employment or in effect at the time of Executive's termination, as the case may be. The Company will use its best efforts to insure that such indemnification and liability coverage shall at all times be as favorable to Executive in terms of coverage amounts and coverage terms as the coverage which exists at Health International, Inc. on the date that the Company was acquired by the Company, provided that if such insurance coverage is not available at rates reasonably correspondent to the rates charged at the time of the acquisition (adjusted for inflation), the Company shall be obligated only to buy such coverage as is available for such rates and can be commercially obtained.

       9. NOTICE. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive, to the address set forth on the signature page

          If the Company:

          Sykes HealthPlan Services, Inc.
          100 North Tampa Street
          Suite 3900
          Tampa, Florida 33602
               Attn:  Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

       10. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Executive's employment by the Company and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Executive which are not set forth in this Agreement. Any prior agreement relating to the Executive's employment with the Company is hereby superseded and void, and is no longer in effect. This Agreement shall be binding upon and inure to the benefit of the Company, its respective successors and assigns, whether by merger, sale of assets or otherwise, and the Executive and his heirs, executors, administrators and legal representatives. Except as expressly set forth herein, no party shall assign any of his or its rights under this Agreement without the prior written consent of the other party and any attempted assignment without such prior written consent shall be null and void and without legal effect. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Arizona. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one and the same instrument. This Agreement has been jointly drafted by the respective representatives of the parties and no party shall be considered as being responsible for such drafting for the purpose of applying any rule constituting ambiguities against the drafter or otherwise.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   SYKES HEALTHPLAN SERVICES, INC.


                                   By:
                                      ------------------------------------------
                                                         David Garner, President



                                                    "EXECUTIVE"


                                   ---------------------------------------------
                                                                Suzanne D. Kelly

                                   Address:
                                           -------------------------------------

                                           -------------------------------------

             AMENDED AND RESTATED EXHIBIT A TO EMPLOYMENT AGREEMENT

Term:    5 years

Base Salary:      $3,846.15 per week

Additional Consideration:  The Company shall pay additional annual consideration in the amount of $175,000 to Executive payable in annual installments on April 24th of year during the Term.

Fringe Benefits:           Same as are provided to the other executives at the
                           same level

Covenant Not to Compete:   The Covenant Not to Compete shall be in force during
                           the term of the Employment Agreement and for a period equal to the greater of the unexpired term of the Employment Agreement at the time of termination of Executive's Employment (the "Unexpired Employment
                           Term") or twenty-four (24) months, provided that, to the extent the term of noncompetition extends beyond the Unexpired Employment Term, Employer in its sole discretion may elect to shorten the term of non-competition to any lesser period it chooses after the expiration of the Unexpired Employment term.

Severance Payment:         $21,875 for each month during which Covenant Not to
                           Compete is in force. This agreement and restatement of Exhibit A shall not have any effect on the First
                           Letter of Credit or Second Letter of Credit described in Section 6(d) of the Employment Agreement.

Stock Options:             Executive and the Company entered into a Stock Option
                           Agreement dated as of January 22, 1998, pursuant to which Executive was granted nonqualified options to purchase 50,000 shares of the Company's common stock with an exercise price of $3.40 per share which vest and become exercisable nine years after the date of grant and will vest and become immediately exercisable upon the completion of an initial public offering of the Company's common stock pursuant to an effective Registration Statement filed under the Securities Act of 1933, as amended.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Exhibit A on the 23rd day of April, 1998.

                                             SYKES HEALTHPLAN SERVICES, INC.


                                             By: /s/ David Garner, President
                                                -------------------------------
                                                David Garner, President

                                             "EXECUTIVE"

                                             /s/ Suzanne D. Kelly
                                             ----------------------------------
                                             Suzanne D. Kelly